Exhibit 99.1

Stereotaxis Reports 2016 Third Quarter Financial Results

•	Completed $24 million private placement equity financing

•	Retired all outstanding debt at significant discount

•	Appointed three board members with extensive medical device experience

•	Shipped fifth Niobe® ES system to Japan

•	Grew ventricular tachycardia procedures by 25% and total procedures by 3% year over year

•	Conference call today at 4:30 p.m. Eastern Time

ST. LOUIS, MO, November 7, 2016—Stereotaxis, Inc. (OTCQX: STXS), a global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the third quarter ended September 30, 2016.

“During the quarter, we completed a transformative financing that significantly strengthened our financial position, enabled us to retire in full all of our outstanding debt at a considerable discount and supports the execution of our strategic growth initiatives,” said William C. Mills, Stereotaxis Chief Executive Officer and Chairman.

“For many years, our vision has been to provide a completely new approach to arrhythmia ablation that would change people’s lives. Today, hundreds of physicians worldwide are utilizing our innovative technologies and have performed more than 90,000 procedures with improved safety, acute success and long-term patient outcomes. Our immediate and long-term strategic goals remain centered on putting our advancing technologies into the hands of more physicians across the globe to bring the substantial benefits of robotics to patients and clinicians.

“We are seeing continued progress and procedure growth in our newest market, Japan, where we shipped our fifth Niobe® ES system during the third quarter. We also continue to gain market share across the globe in ventricular tachycardia (VT) ablation, a challenging and complex procedure that represents a significant and largely untapped market opportunity for the Company. During the quarter, VT procedures increased by 25% representing our fifth consecutive quarter of double-digit growth in VT volume and we saw our largest overall procedures increase in nearly two years.

“Going forward, we are excited to work with three new members of our board of directors, who bring proven expertise in commercializing clinically meaningful technologies and building businesses that create value for patients, clinicians and shareholders,” Mr. Mills concluded.

Third Quarter 2016 Financial Results

Revenue for the third quarter of 2016 totaled $8.3 million, a 10% decrease from $9.3 million in the prior year third quarter and a 6% increase sequentially from $7.9 million in the second quarter 2016.

System revenue was $1.9 million, down 15% from $2.3 million in the prior year quarter and up 109% sequentially from $0.9 million in the second quarter. During the third quarter, the Company recognized revenue of $1.2 million on one Niobe ES system and $0.7 million in Odyssey® solution sales. Recurring revenue was $6.4 million in the third quarter, down from $7 million in the prior year quarter and $6.9 million in the preceding second quarter. Total procedures were up 3%, with VT procedures increasing 25% year over year.

The Company generated new capital orders of $0.9 million, compared to $3.1 million in the prior year third quarter and $0.8 million in new capital orders in the second quarter. Ending capital backlog for the 2016 third quarter was $2.3 million.

Gross margin in the quarter was $6.1 million, or 73.0% of revenue, versus $6.8 million, or 73.6% of revenue, in the third quarter of 2015 and $6.8 million, or 86.1% of revenue, in the second quarter of 2016. Operating expenses in the third quarter were $7.3 million, down from $7.7 million in the prior year quarter and $8.4 million in the second quarter.

Operating loss in the third quarter was $(1.2) million, compared to $(0.9) million in the prior year third quarter and $(1.6) million in the second quarter. Interest expense was $0.8 million in all three quarters.

Net loss for the third quarter was significantly impacted by several non-cash items. Net loss for the third quarter was $(6.2) million, or $(0.56) per share, compared to a net loss of $(1.0) million, or $(0.05) per share, in the third quarter of 2015. Excluding mark-to-market warrant revaluation, fees associated with warrant issuance, the gain on debt extinguishment and the value of implied conversion features, the Company would have reported a net loss of $(2.0) million, or $(0.09) per share, for the 2016 third quarter compared to $(1.7) million, or $(0.08) per share, for the 2015 third quarter. The weighted average diluted shares outstanding for the third quarters of 2016 and 2015 totaled 21.9 million and 21.1 million, respectively.

Cash burn for the third quarter was $1.8 million, compared to less than $0.1 million in the year ago third quarter and $0.7 million in the preceding second quarter.

Nine-Month Financial Results

Revenue for the first nine months of 2016 was $24.9 million, down 13% compared to $28.5 million in the first nine months of 2015. System revenue was $5.0 million, compared to $8.2 million in the same period of 2015, a 40% decrease. Recurring revenue was $19.9 million, compared to $20.2 million in the prior year period. Total procedures increased 1% from the same period last year, with VT procedures increasing 26%.

Gross margin was $19.3 million, or 77.8% of revenue, compared with $20.4 million, or 71.8% of revenue, in the first nine months of the prior year. Operating expenses were $23.6 million, a 4% decrease from $24.5 million in the same period of 2015. Operating loss was $(4.3) million for the first nine months of 2016, compared to $(4.0) million in the comparable 2015 period.

Interest expense was $2.5 million in both the first nine months of 2016 and 2015.

Net loss for the first nine months was significantly impacted by several non-cash items. Net loss for the first nine months of 2016 was $(10.8) million, or $(0.78) per share, compared to a net loss of $(5.7)

million, or $(0.27) per share, for the comparable period in 2015. Excluding mark-to-market warrant revaluation, fees associated with warrant issuance, the gain on debt extinguishment and the value of implied conversion features, net loss for the first nine months would have been $(6.8) million, or $(0.31) per share, compared to a net loss of $(6.5) million, or $(0.31) per share, in the same period of 2015.

At September 30, 2016, Stereotaxis had cash and cash equivalents of $9.2 million and $4.0 million in unused borrowing capacity on its revolving credit facility, for total liquidity of $13.2 million. During the third quarter, the Company completed a $24 million private placement equity financing with a select group of new and existing investors. Stereotaxis used $13 million of the proceeds from the sale of the preferred shares and warrants to satisfy in full all amounts outstanding under the Company’s loan agreement with Healthcare Royalty Partners.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 7, 2016, at 4:30 p.m. Eastern Time, to discuss third quarter results. To access the conference call, dial 888-349-9582 (US and Canada) or 1-719-457-2506 (International) and give the participant pass code 3880603. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. The V-CAS Deflect™ catheter advancement system is available for use in the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue
Systems	$1,954,859	$2,298,608	$4,965,855	$8,222,722
Disposables, service and accessories	6,378,608	6,976,006	19,890,240	20,247,169

Total revenue	8,333,467	9,274,614	24,856,095	28,469,891
Cost of revenue
Systems	1,245,330	1,286,849	2,724,326	4,536,391
Disposables, service and accessories	1,008,662	1,159,547	2,805,550	3,483,906

Total cost of revenue	2,253,992	2,446,396	5,529,876	8,020,297
Gross margin	6,079,475	6,828,218	19,326,219	20,449,594
Operating expenses:
Research and development	1,295,130	1,494,201	4,189,596	4,399,734
Sales and marketing	3,396,989	3,691,805	11,502,808	11,976,955
General and administrative	2,561,513	2,549,690	7,934,350	8,116,989

Total operating expenses	7,253,632	7,735,696	23,626,754	24,493,678

Operating loss	(1,174,157)	(907,478)	(4,300,535)	(4,044,084)
Other income (expense)	(9,852,514)	725,356	(9,685,850)	832,148
Interest income	—	267	362	1,622
Interest expense	(818,738)	(815,071)	(2,466,803)	(2,460,881)
Gain on extinguishment of debt	5,632,171	—	5,632,171	—

Net loss	$(6,213,238)	$(996,926)	$(10,820,655)	$(5,671,195)
Deemed dividend on preferred stock	(6,137,476)	—	(6,137,476)	—

Net loss available to common stockholders	$(12,350,714)	$(996,926)	$(16,958,131)	$(5,671,195)

Net loss per common share:
Basic	$(0.56)	$(0.05)	$(0.78)	$(0.27)
Diluted	$(0.56)	$(0.05)	$(0.78)	$(0.27)

Weighted average shares used in computing net loss per common share:
Basic	21,869,177	21,142,795	21,758,529	20,965,012
Diluted	21,869,177	21,142,795	21,758,529	20,965,012

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,244,783	$5,593,582
Accounts receivable, net of allowance of $281,371 and $93,478 in 2016 and 2015, respectively	4,882,354	6,376,470
Inventories	5,400,015	4,504,282
Prepaid expenses and other current assets	774,427	668,659

Total current assets	20,301,579	17,142,993
Property and equipment, net	767,053	1,067,321
Intangible assets, net	486,399	635,889
Other assets	42,975	31,693

Total assets	$21,598,006	$18,877,896

Liabilities and stockholders’ deficit
Current liabilities:
Short-term debt	$—	$—
Accounts payable	2,858,812	1,840,135
Accrued liabilities	5,223,591	6,058,390
Deferred revenue	6,445,352	7,445,935
Warrants	27,522,147	794,130

Total current liabilities	42,049,902	16,138,590
Long-term debt	—	18,080,159
Long-term deferred revenue	622,531	2,009,198
Other liabilities	388,213	275,603

Total liabilities	43,060,646	36,503,550
Preferred stock:
Preferred stock, par value $0.001; 10,000,000 shares authorized, 24,000 and zero shares outstanding at 2016 and 2015, respectively	6,137,476	—
Stockholders’ deficit:
Common stock, par value $0.001; 300,000,000 shares authorized, 21,895,206 and 21,551,173 shares issued at 2016 and 2015, respectively	21,895	21,551
Additional paid-in capital	449,363,321	448,517,472
Treasury stock, 4,015 shares at 2016 and 2015	(205,999)	(205,999)
Accumulated deficit	(476,779,333)	(465,958,678)

Total stockholders’ deficit	(27,600,116)	(17,625,654)

Total liabilities and stockholders’ deficit	$21,598,006	$18,877,896